     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ------------------
                         HOUSEHOLD FINANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                   36-1239445
                                (I.R.S. Employer
                              Identification No.)

                               2700 Sanders Road
                        Prospect Heights, Illinois 60070
                                 (847) 564-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Patrick D. Schwartz, Esq.
                           Associate General Counsel
                         Household International, Inc.
                               2700 Sanders Road
                        Prospect Heights, Illinois 60070
                                 (847) 564-6301
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                               (Agents' Counsel)
                             Scott N. Gierke, Esq.
                            McDermott, Will & Emery
                             227 West Monroe Street
                            Chicago, Illinois 60606
                                 (312) 984-7521

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                PROPOSED            PROPOSED
                                                                 MAXIMUM             MAXIMUM
          TITLE OF EACH CLASS               AMOUNT TO        OFFERING PRICE         AGGREGATE           AMOUNT OF
   OF SECURITIES TO BE REGISTERED         BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)   REGISTRATION FEE
-------------------------------------
Medium Term Notes and Warrants to
  Purchase Medium Term Notes.........    $3,000,000,000           100%           $3,000,000,000         $885,000
======================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee. Any offering of Medium Term Notes denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Medium Term Notes from the Registrant.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 13, 1998
PROSPECTUS
----------------

                                 $3,000,000,000

                         HOUSEHOLD FINANCE CORPORATION
                               MEDIUM TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

    Household Finance Corporation ("HFC" or the "Company") may offer from time to time Medium Term Notes (the "Notes") having an aggregate initial offering price of up to $3,000,000,000 (or the equivalent thereof if any of the Notes are denominated in one or more foreign currencies or foreign composite currency units), subject to reduction as a result of the sale of warrants to purchase the Notes (the "Note Warrants"). Each Note will bear interest at either a fixed or floating rate, and will have a final maturity on a date that is at least nine months from the date of issue, as set forth on the face thereof and specified in a pricing supplement (the "Pricing Supplement") to this Prospectus. A Note may provide for principal payments to be made over the life of the Note (an "Amortizing Note"), or the principal amount payable at the stated maturity of, or the interest on a Note, or both, may be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (an "Indexed Note"), all as indicated in the applicable Pricing Supplement. See "Description of Medium Term Notes -- Amortizing Notes; -- Indexed Notes." If provided in the applicable Pricing Supplement and the Note, such Note will be subject to redemption by the Company or repayment at the option of the Holder thereof prior to its stated maturity, in whole or in part, at the amount specified therein, together with interest to the date of redemption or repayment. If provided in the applicable Pricing Supplement and the Note, the stated maturity of a Note may be extended, at the option of the Company, for one or more additional periods, subject to a final maturity. If the Company has the option to extend the maturity of a Note, the Holder thereof will have the option to elect repayment of the Note on the stated maturity. Each Note will be denominated in U.S. dollars, a foreign currency or units of a foreign composite currency (the "Specified Currency") as specified in the applicable Pricing Supplement. See "Important Currency Information" and "Currency Risks." Notes denominated in U.S. dollars will be issued only in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. If the Notes are to be denominated in a foreign currency or units of a foreign composite currency, the authorized denominations and currency exchange rate information will be set forth in the applicable Pricing Supplement. The Notes shall be issued as senior unsecured debt securities of HFC. See "Description of Medium Term Notes -- General."
    Unless otherwise specified in the applicable Pricing Supplement, the dates, if any, on which interest will be payable for each Note which bears interest at a fixed rate (a "Fixed Rate Note"), will be May 15 and November 15 and at the stated maturity or upon earlier redemption or repayment. The dates on which interest will be payable for each Amortizing Note, Indexed Note or a Note which bears interest at a floating rate (a "Floating Rate Note") will be set forth in the applicable Pricing Supplement and specified in the terms of that Note. Interest rates and interest rate formulae are subject to change by HFC, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. See "Description of Medium Term Notes -- Interest Rates."
    Each Note will be issued in fully registered form and, unless otherwise specified in the applicable Pricing Supplement, will be represented by a global security (a "Global Note") registered in the name of a nominee of The Depository Trust Corporation ("DTC"). If so specified in the applicable Pricing Supplement, a Note may be represented by a certificate issued in definitive form or by a Global Note registered in the name of another depository (DTC and such other depositories are referred to herein as the "Depository"). A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. A beneficial interest in a Global Note will be exchanged for Notes in definitive form only under the limited circumstances described herein. See "Description of Medium Term Notes -- Book-Entry Notes."
    HFC may also issue from time to time Note Warrants. The Note Warrants may be issued together with or separately from any Notes and, if issued together with Notes, may be attached to or separate from such Notes. The particular terms of any issue of Note Warrants, the terms of any Warrant Agreement under which such Note Warrants are issued, the Notes issuable upon exercise of such Note Warrants, any initial public offering price, any net proceeds to the Company and any other specific terms of such issue of Note Warrants will be set forth in a supplement to this Prospectus (a "Note Warrant Supplement"). Unless accompanied by a Note Warrant Supplement, no Note Warrants are being offered by this Prospectus.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================
                                      Price to                 Agents'                      Proceeds to
                                    Public(1)(2)            Commissions or               Company(2)(3)(4)
                                                           Discounts(2)(3)
-----------------------------------------------------------------------------------------------------------------
Per Note........................        100%             Not to exceed .750%           Not less than 99.250%
-----------------------------------------------------------------------------------------------------------------
Total...........................   $3,000,000,000     Not to exceed $22,500,000    Not less than $2,977,500,000
=================================================================================================================

(1) The Notes will be issued at 100% of principal amount, unless otherwise specified in a Pricing Supplement.
(2) Or the equivalent thereof in the Specified Currency.
(3) The Company will pay a commission to each Agent, in the form of a discount, not to exceed .750% of the principal amount of any Note, depending upon the stated maturity, for each Note sold through such Agent, and may sell Notes to an Agent, as principal. Commissions or discounts with respect to Notes with a stated maturity in excess of 30 years from the date of issue which are sold through an Agent will be agreed to by the Company and such Agent at the time of such sale. Unless otherwise indicated in an applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.
(4) Before deducting expenses payable by the Company estimated at $2,030,000.
                            ------------------------

    The Notes are being offered on a continuing basis by the Company through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC (the "Agents"), which have agreed to use their reasonable efforts to solicit purchases of the Notes. Notes may also be sold by the Company to any Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. Notes also may be sold directly to investors by the Company or an affiliated entity of the Company. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus will be sold or that there will be a secondary market for the Notes. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or the Agents may reject any order in whole or in part. See "Offering of Medium Term Notes and Warrants."
                            ------------------------
MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                                                                  UBS SECURITIES
                            ------------------------
                 The date of this Prospectus is March   , 1998.

                             AVAILABLE INFORMATION

     HFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 14th Floor, Seven World Trade Center, Suite 1300, New York, New York 10048, or through the Web site maintained by the Commission at (http://www.sec.gov). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, certain debt securities of HFC are listed on the New York Stock Exchange, and reports and other material concerning HFC can be inspected at the offices of such Exchange at 20 Broad Street, New York, New York 10005. Although HFC is not required to send an annual report to its security holders, HFC will, upon request, send to any Holder of a Note a copy of its latest Annual Report on Form 10-K, as filed with the Commission, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission (File No. 1-75) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

          (a) HFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) HFC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

          (c) HFC's Current Reports on Form 8-K dated February 10, March 12, May 23 and June 23, 1997 and February 12, 1998.

     All documents filed by HFC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     HFC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO:

                              HOUSEHOLD FINANCE CORPORATION
                              2700 SANDERS ROAD
                              PROSPECT HEIGHTS, ILLINOIS 60070
                              ATTENTION:   OFFICE OF THE SECRETARY
                              TELEPHONE:  847-564-5000

                         HOUSEHOLD FINANCE CORPORATION

     HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 847-564-5000). HFC is a subsidiary of Household International, Inc. ("Household International" or the "parent company").

     HFC and its subsidiaries offer a diversified range of financial services. The principal product of HFC's consumer financial services business is the making of cash loans, including home equity loans secured by first and second mortgages and unsecured credit advances (including revolving and closed-end personal loans) to middle-income consumers in the United States. Loans are made through branch lending offices and through direct marketing efforts. HFC also seeks to acquire portfolios of open-end and closed-end, secured and unsecured loans.

     HFC, through banking subsidiaries, offers both VISA* and MasterCard* credit cards to residents throughout the United States.

     Household Retail Services is the revolving credit card merchant participation business of HFC. This business provides sales financing for consumer goods and purchases and originates and services merchants' private label revolving charge accounts.

     In conjunction with its consumer finance operations and where applicable laws permit, HFC makes available to customers credit life, credit accident and health, and household contents insurance. Credit life and credit accident and health insurance are generally directly written by or reinsured with HFC's insurance subsidiary, Household Life Insurance Company.

                                USE OF PROCEEDS

     Unless otherwise indicated in the Pricing Supplement, HFC will apply the net proceeds from the sale of the Notes to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                     --------------    ------------------------------------
                                                     1997      1996    1996    1995    1994    1993    1992
                                                     ----      ----    ----    ----    ----    ----    ----
    HFC and subsidiaries--calculated on income
      from continuing operations.................    1.72      1.56    1.59    1.50    1.54    1.61    1.49

     For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest).

---------------
* VISA and MasterCard are registered trademarks of VISA USA, Inc. and MasterCard International Incorporated, respectively.

                         IMPORTANT CURRENCY INFORMATION

     Purchasers are required to pay for each Note in the Specified Currency for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks currently do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Notes.

     Unless otherwise indicated, currency amounts in this Prospectus or any Pricing Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

                        DESCRIPTION OF MEDIUM TERM NOTES

GENERAL

     The Notes will constitute senior unsecured debt securities of HFC and will be issued under the indenture dated as of December 1, 1993 (the "Indenture") between HFC and The Chase Manhattan Bank, as successor to the Chase Manhattan Bank (National Association) ("Chase Manhattan" or the "Trustee"), as Trustee, which incorporates therein the terms and conditions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the "Standard Provisions"). The Indenture and the Standard Provisions have been filed as exhibits to HFC's Registration Statement which registers the Notes with the Commission. The following summaries do not purport to be complete and, where particular provisions of the Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference. The terms and conditions set forth herein will apply to each Note unless otherwise specified in the applicable Pricing Supplement and such Note.

     The Indenture provides that debt securities may be issued thereunder from time to time in one or more series and does not limit the aggregate principal amount of such debt securities except as may be otherwise provided with respect to any particular series of debt securities. The Notes will constitute a part of a series of debt securities, unlimited as to aggregate principal amount.

     The Notes will be offered on a continuing basis and each Note will have a stated maturity that is at least nine months from the date of issue, as selected by the purchaser and agreed to by HFC and as specified in the applicable Pricing Supplement. The Notes will be issued in registered form only and, if issued in U.S. dollars, in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Notes denominated in a Specified Currency other than U.S. dollars will be issued in the authorized denominations set forth in the applicable Pricing Supplement. Interest rates offered by HFC with respect to the Notes may differ depending upon the aggregate principal amount of Notes purchased in any transaction. HFC expects generally to distinguish, with respect to such offered rates, between purchases which are for less than, and purchases which are equal to or greater than $100,000. Such different rates may be offered concurrently at any time. HFC may also concurrently offer Notes having different variable terms to different investors, and such different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than, $100,000.

     "Business Day" means (i) with respect to any Note, any day that is not a Saturday or Sunday and that is not a legal holiday for banking institutions in The City of New York, (ii) with respect to LIBOR Notes (as defined herein) only, any such date on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Business Day"), and (iii) if the Note is denominated in a Specified Currency other than U.S. dollars, including LIBOR Notes (a) a day on which banking institutions are not authorized or required by law or regulation to close in the principal financial center of the country issuing the Specified

Currency and (b) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency. For Notes denominated in a Specified Currency that is a unit of a foreign composite currency, "Business Day" shall have the meaning set forth in the applicable Pricing Supplement.

     "Original Issue Discount Note" means a Note to be offered and sold at a discount below its stated principal amount, which Note provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence and continuation of an Event of Default, or on the date of redemption or repayment (if any).

     Unless issuance in definitive certificated form is previously approved by HFC and provision therefor is made in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be initially represented by a Global Note registered in the name of the Depository. A single Global Note will represent all Notes issued on the same day and having the same terms, including, but not limited to, the same Interest Payment Dates, rate of interest, maturity, and redemption or repayment provisions (if any). A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to interests of participants) and its participants (with respect to interests of persons other than participants). Payments of principal, premium, if any, and interest on Notes represented by a Global Note will be made through Chase Manhattan to the Depository. See "--Book-Entry Notes" below.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal, premium, if any, and interest will be made in U.S. dollars. The principal, premium, if any, and interest on each Note denominated in any other Specified Currency is payable by HFC in U.S. dollars based on the equivalent of that Specified Currency converted into U.S. dollars. If the Specified Currency for a Note is other than U.S. dollars, HFC will (unless otherwise specified in the applicable Pricing Supplement) appoint an agent (the "Exchange Rate Agent") to determine the exchange rate for converting all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. Unless otherwise specified in the applicable Pricing Supplement, Chase Manhattan will act as the Exchange Rate Agent. Notwithstanding the foregoing, the Holder of a Note denominated in a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and Note so indicate) elect to receive all such payments in the Specified Currency by delivery of a written request to Chase Manhattan not later than fifteen calendar days prior to the applicable payment date. Such election will remain in effect until revoked by written notice to Chase Manhattan received not later than fifteen calendar days prior to the applicable payment date.

     In the case of a Note denominated in a Specified Currency other than U.S. dollars, unless the Holder has elected otherwise, payment in respect of such Note shall be made in U.S. dollars calculated from the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation of U.S. dollars received by such Exchange Rate Agent at approximately 11:00 A.M. (or, in the case of a payment of principal, prior to the close of business), New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted) from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by HFC (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. Unless otherwise set forth in the Pricing Supplement for the Note, all currency exchange costs will be borne by the Holders of such Notes by deduction from such payments. If no such bid quotations are available, payment will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or other circumstances beyond HFC's control, in which case payment will be made as described under "Currency Risks--Payment Currency".

     Unless otherwise specified in the applicable Pricing Supplement, payment of principal (premium, if any) and interest in U.S. dollars on certificated Notes will be made at the office or agency of the Company in the Borough of Manhattan, City and State of New York; provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the person entitled thereto at the address appearing in the Note Register or, if such person designates an account not later than ten days prior to the date of such payment, by wire transfer to such account. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate payment instructions to Chase Manhattan, and all such payments will be made in immediately available funds to an account maintained by the Holder with a bank located outside the United States.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "--Events of Default" below, the amount of principal due and payable with respect to such Note shall be limited to the sum of the principal amount of such Note multiplied by the issue price (expressed as a percentage of the aggregate principal amount), plus the original issue discount accrued from the date of issue to the date of repayment.

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the stated maturity only if a date (the "Redemption Date") is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed.

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by HFC at the option of the Holders thereof prior to the stated maturity only if one or more optional repayment dates (the "Repayment Date") are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

     Only the Depository may exercise the repayment option in respect of Global Notes representing Book-Entry Notes. Accordingly, beneficial owners of Global Notes that desire to have all or any portion of the Book-Entry Notes represented by such Global Notes repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Note and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Note and election form are received by the Trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from beneficial owners of Global Notes relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the participant through which it owns its interest to transfer such beneficial owner's interest in the Global Note or Notes representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "--Book-Entry Notes."

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

EXTENDIBLE NOTES

     If so indicated in the Pricing Supplement relating to a Note, the Company will have the option to extend the original maturity specified in the Note for one or more periods of one to five whole years (each an "Extension Period") up to but not beyond a final maturity date set forth in such Pricing Supplement (the "Final Maturity"). As used in this section, the "Stated Maturity" shall mean the original maturity specified in the Note or any later designated maturity as set forth in an Extension Notice (as defined below).

     The Company may exercise such option with respect to a Note by notifying the Trustee not more than 60 nor less than 30 days prior to the Stated Maturity of such Note. Not later than 20 days prior to the Stated Maturity of such Note, the Trustee will mail to the Holder of such Note a notice (the "Extension Notice") setting forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the following paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the Stated Maturity of a Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must provide notice to the Company not less than ten days prior to the Stated Maturity.

INDEXED NOTES

     The Notes may be issued, from time to time, as Indexed Notes as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at the stated maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at the stated maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States Federal income tax considerations, if any, may be described in the applicable Pricing Supplement.

     An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at stated maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the stated maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. The credit ratings assigned to the Company's Medium Term Note program are a reflection of the Company's credit status and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

AMORTIZING NOTES

     The Company may from time to time offer Amortizing Notes. Information concerning terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

INTEREST RATES

     Each Note will bear interest from the date of issue at the rate per annum, or pursuant to the interest rate formula, specified therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at stated maturity (or on the Redemption Date or Repayment Date if applicable). Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, interest payable at stated maturity or on a Redemption Date or Repayment Date will be payable to the person to whom principal shall be payable. Principal and any premium and interest payable at stated maturity or on a Redemption Date or Repayment Date will be paid upon the surrender of the Note at the office or agency of the Company in the Borough of Manhattan, City and State of New York. If the stated maturity, Redemption Date or Repayment Date of a Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such stated maturity, Redemption Date or Repayment Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

     Interest rates, or interest rate formulas, are subject to change by HFC from time to time, but, except in the event HFC establishes a higher interest rate, Spread or Spread Multiplier in conjunction with the exercise of an option to extend the maturity of a Note, no such change will affect any Note already issued or as to which an offer to purchase has been accepted by HFC.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date (as hereinafter defined), the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     Each Note will be a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note. A Floating Rate Note will be determined by reference to an interest rate basis, which may be a fixed rate of interest (the "Base Rate"), or two or more Base Rates, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). A Floating Rate Note or Indexed Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. The applicable Pricing Supplement will designate one of the following as applicable to each Note: (a) a fixed rate or rates per annum, in which case such Note will be a Fixed Rate Note, (b) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (c) LIBOR, in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the CMT Rate, in which case such Note will be a CMT Rate Note, (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (g) the Prime Rate, in which case such Note will be a Prime Rate Note, or (h) such other Base Rate or formula as is set forth in such Pricing Supplement. In addition, the Pricing Supplement may specify that two or more Base Rates (determined in the same manner as the Base Rates are determined for the types of Notes described above) will be applicable to the Note or that interest on Indexed Notes will be determined by reference to one or more currencies, currency units, commodity prices, financial or non-financial indices or other indices. The rate of interest on a Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Period"), on such dates (each an "Interest Reset Date") as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset:
(i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Base Rate, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month, (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Base Rate and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Base Rate and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

     The interest rate applicable to such Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as hereinafter defined). The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills (as hereinafter defined) are normally auctioned (Treasury bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Base Rates will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Base Rate is determinable. Each Base Rate will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     The applicable Pricing Supplement will specify the Base Rate or Rates and the Spread and/or Spread Multiplier, if any, the terms of the extension option, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Note the following terms, if applicable: Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates, stated maturity, Final Maturity and Redemption Date or Repayment Date. Unless otherwise provided in the applicable Pricing Supplement, Chase Manhattan shall be the calculation agent (the "Calculation Agent") with respect to the Notes. All determinations made by the Calculation Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by the Company) and in absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Notes and the Calculation Agent shall have no liability therefor.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or the stated maturity or Redemption Date, as the case may be. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

     All percentages resulting from any calculation on Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent or, in the case of Notes denominated other than in dollars, the nearest unit (with one-half cent or unit being rounded upward).

     The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or two or more Base Rates, in either case,
(i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate is based, as specified in the applicable Pricing Supplement and in the Floating Rate Note.

     Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, at stated maturity (or on the Redemption Date or Repayment Date, if applicable). If an Interest Payment Date specified in the applicable Pricing Supplement with respect to any Note would otherwise fall on a day that is not a Business Day, (i) with respect to a Fixed Rate Note, interest with respect to such Note will be paid on the next succeeding Business Day with the same force and effect as if paid on the due date, and no additional interest will be payable as a result of such delayed payment, and (ii) with respect to a Floating Rate Note, such Interest Payment Date will be postponed to the next succeeding Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments shall be the amount of interest accrued from, and including, the date of issue, or from, and including, the last date to which interest has been paid, to, but excluding, the Interest Payment Date, the stated maturity, the Redemption Date or the Repayment Date, as applicable. With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. The interest factor for Notes whose interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only one of the applicable Base Rates applied.

     In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Fixed Rate Notes

     Each Fixed Rate Note will bear interest from its date of issue at the annual interest rate specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually on May 15 and November 15 of each year to the persons in whose names the Fixed Rate Notes are registered at the close of business on the April 30 and October 31 (each a "Record Date") next preceding such Interest Payment Date. Interest payable at stated maturity (or on the Redemption Date or Repayment Date if applicable) will be payable to the persons to whom principal is payable. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and, if any, the Spread and/or Spread Multiplier) specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time on such Calculation Date the rate for a Commercial Paper Interest

Determination Date is not yet published in either H.15(519) or Composite Quotations, the rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with HFC) for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded to the nearest one hundredth of a percent, with five one-thousandths of a percent rounded upward) calculated in accordance with the following formula:


                            D X 360
   Money Market Yield =  -------------  X 100
                         360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR Notes

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and, if any, the Spread and/or Spread Multiplier) specified in such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

     (i) With respect to any Interest Determination Date for a Note whose interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

     (ii) With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date, at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with HFC), commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date, quoted by three major banks in the City of New York, selected by the Calculation Agent (after consultation with HFC), for loans in U.S. dollars to leading European banks having the specified Index Maturity, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date.

Treasury Rate Notes

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and, if any, the Spread and/or Spread Multiplier) specified in such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the Pricing Supplement, "Treasury Rate" means with respect to any Interest Determination Date relating to a Treasury Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Treasury Rate (a "Treasury Interest Determination Date"), the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519), or any successor publication, under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on or before the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for those Treasury bills as announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the rate set forth for Treasury bills in the H.15(519) for that Treasury Interest Determination Date opposite the Index Maturity under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If on such date, such rate for such period is not yet published in the H.15(519), then the rate shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time on such Treasury Interest Determination Date, of three leading primary United States government securities dealers, selected by the Calculation Agent (after consultation with HFC), for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

CMT Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the

Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

Federal Funds Rate Notes

     Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and, if any, the Spread and/or Spread Multiplier) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Interest Determination Date"), the rate of interest for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", or if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published in either the H.15(519) or the Composite Quotations on such Calculation Date, the Federal Funds Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with HFC) prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as described above, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

Prime Rate Notes

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and, if any, the Spread and/or Spread Multiplier) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate published in H.15(519), or any successor publication, for that day under the heading "Bank Prime Loan". If on the Calculation Date pertaining to such Prime Rate Interest Determination Date such rate is not yet published in H.15(519), or any successor publication, the rate for that Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four (4) such rates appear on the Reuters Screen USPRIME 1 for that Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in a year divided by 360 for that Prime Rate Interest Determination Date by three (3) major money center banks in New York City selected by the Calculation Agent (after consultation with HFC); provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as described above, the Prime Rate in effect for the applicable period will be the Prime Rate in effect on such Prime Rate Interest Determination Date. "Reuters Screen USPRIME 1" means the display designated as page "USPRIME 1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

COVENANT AGAINST CREATION OF PLEDGES OR LIENS

     All Notes are unsecured debt obligations of HFC. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Notes then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

     The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC; (d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on December 1, 1993 (the date of execution of the Indenture); and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

     Notwithstanding the foregoing, HFC may, without equally and ratably securing the Notes, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The Holders of not less than a majority in principal amount of Notes at the time outstanding under the Indenture, on behalf of the Holders of all of the Notes issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions--Section 3.08)

SATISFACTION, DISCHARGE, AND DEFEASANCE OF THE INDENTURE AND NOTES

     If there is deposited irrevocably with Chase Manhattan as trust funds for the benefit of the Holders of Notes denominated in U.S. dollars an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest on such Notes on the dates such payments are due in accordance with the terms of such Notes through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the Indenture with respect to such series, then HFC will be deemed to have satisfied and discharged the entire indebtedness represented by the Notes and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, Holders of the Notes would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Notes. (Standard Provisions--Section 6.03)

     For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Notes for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case Holders of such Notes would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Notes. Such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount and includable in income at different times than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

MODIFICATION OF INDENTURE

     The Indenture provides that the Holders of not less than a majority in principal amount of each series of debt securities at the time outstanding under the Indenture, may enter into supplemental indentures for the purpose of amending, in any manner, provisions of such Indenture or of any supplemental indenture or modifying the rights of Holders of such series. However, no such supplemental indenture, without the consent of the Holder of each outstanding debt security, Note or debenture affected thereby, shall, among other things,
(i) change the maturity of the principal of, or any installment of interest on any debt security, Note or debenture issued thereunder, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the debt securities, Notes or debentures, the consent of the Holders of which is required for any such waiver of compliance or for the execution of any such supplemental indenture. (Standard Provisions--Section 11.02)

     The Indenture may be amended or supplemented without the consent of any Holder of Notes under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in such Indenture, any supplemental indenture, or in the Notes; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Indenture and the Notes issued thereunder by such corporation; (iii) to provide for uncertificated Notes in addition to certificated Notes issued thereunder; (iv) to make any change that does not adversely affect the rights of Holders of Notes issued thereunder; (v) to provide for a new series of Notes to be issued thereunder; or (vi) to add to rights of Holders of Notes issued thereunder or add additional Events of Default. (Standard Provisions--Section 11.01)

SUCCESSOR ENTITY

     The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provisions--Sections 10.01 and 10.02)

EVENTS OF DEFAULT

     The Indenture defines the following as Events of Default with respect to any series of debt securities issued thereunder: default for 30 days in the payment of any interest upon any Note, debt security or debenture issued under such Indenture; default in the payment of any principal of or premium on any such Note, debt security or debenture; default for 30 days in the deposit of any sinking fund or similar payment for such Notes or series of debt securities or debentures; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which Chase Manhattan is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with Chase Manhattan annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions--Sections 7.01 and 3.05)

     If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing, either Chase Manhattan or the Holders of not less than 25% in principal amount of the outstanding Notes so affected, by notice as provided in the Indenture, may declare the principal amount of all the Notes so affected to be due and payable immediately. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of money has been obtained by Chase Manhattan, the Holders of not less than a majority in principal amount of outstanding Notes so affected may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions--Section 7.02)

     The Holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of all Holders of similar Notes, waive any past default under the Indenture and its consequences with respect to such Notes, except a default (a) in the payment of principal of (or premium, if any) or interest, on any Note, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note issued thereunder. (Standard Provisions--Section 7.13)

     The Indenture provides that Chase Manhattan may withhold notice to Holders of Notes of any default, except in payment of the principal of (or premium, if any) or interest, on any Note issued under the Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of Holders of Notes to do so. (Standard Provisions--Section 8.02)

     Holders of Notes may not enforce the Indenture except as provided therein. (Standard Provisions--Section 7.07) The Indenture provides that the Holders of a majority in principal amount of the outstanding debt securities issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to Chase Manhattan or exercising any trust or power conferred on Chase Manhattan. (Standard Provisions--Section 7.12) Chase Manhattan will not be required to comply with any request or direction of Holders of Notes pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by such Trustee as a result of such compliance. (Standard Provisions--Section 8.03(e))

CONCERNING THE TRUSTEE

     HFC maintains a banking relationship with Chase Manhattan or affiliates thereof. Chase Manhattan or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

BOOK-ENTRY NOTES

     Unless otherwise indicated in the Pricing Supplement, the Notes will be issued in the form of one or more fully registered Global Notes, which will be deposited with, or on behalf of, DTC and registered in the name of the nominee of DTC. Except as set forth below, a Global Note may not be transferred except as a whole by the Depository to another nominee of the Depository or to a successor of the Depository or a nominee of such successor.

     DTC has advised HFC and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks (including Chase Manhattan), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Commission.

     Upon the issuance of a Global Note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Agent through which a Note was sold, or by HFC if such Note was sold directly by HFC. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to interests of participants), or by participants or persons that may hold interests through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the Depository for a Global Note, or its nominee, is the registered owner thereof, the Depository or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or Holders thereof under the Indenture.

     Principal and interest payments on Notes represented by a Global Note will be made to the Depository or its nominee, as the case may be, as the registered owner of such Global Note. Neither HFC, Chase Manhattan nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. HFC expects that the Depository, upon receipt of any payment of principal or interest in respect of a Global Note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of the Depository. HFC also expects that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants and not of the Depository, the Agents, HFC or Chase Manhattan, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by HFC within 90 days, HFC will issue Notes in certificated form in exchange for each Global Note. In addition, HFC may at any time determine not to have Notes represented by Global Notes, and, in such event, will issue Notes in certificated form in exchange for all Global Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 (or such other denominations as shall be specified by HFC) or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Additionally, an investment in an Indexed Note which uses a foreign currency as a relevant indice entails significant risks that are not associated with a similar investment in non-Indexed Notes. Such risks include, without limitation, the possibility of significant changes in rates of exchange between U.S. dollars and the Specified Currency (and, in the case of Indexed Notes, the rate of exchange between the Specified Currency and the indexed currency), the possibility of the imposition or modification of foreign exchange controls with respect to the Specified Currency or the possibility of significant changes in rates of exchange between U.S. dollars and such Specified Currency resulting from the official redenomination of that Specified Currency. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between

U.S. dollars and certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a foreign currency or units of a foreign composite currency in which a Note is denominated against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the Specified Currency in an Indexed Note against the applicable indexed currency may result in the principal amount payable with respect to such Note at the stated maturity being less than the principal amount of that Indexed Note on the date of issue, which, in turn, would decrease the effective yield of such Indexed Note below its applicable interest rate and could result in a loss to the investor. See "Description of Medium Term Notes -- Indexed Notes."

     Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency for making payments with respect to a Note denominated in such currency. There can be no assurances that exchange controls will not restrict or prohibit payments of principal or interest in any currency or currency unit. Even if there are no actual exchange controls, it is possible that on an Interest Payment Date or at the stated maturity with respect to any particular Note, the foreign currency for such Note would not be available to the Company to make payments of interest and principal then due. In that event, the Company will make such payments in the manner set forth below under "Payment Currency."

     THIS PROSPECTUS AND THE ACCOMPANYING PRICING SUPPLEMENT DO NOT AND WILL NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS OR AN INVESTMENT IN INDEXED NOTES, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY PRICING SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     If appropriate, Pricing Supplements relating to Indexed Notes or Notes denominated in a Specified Currency other than U.S. dollars will contain information concerning historical exchange rates for such Specified Currency against the U.S. dollar, a description of the currency and any exchange controls as of the date of the applicable Pricing Supplement affecting such currency. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

PAYMENT CURRENCY

     Except as set forth in the applicable Pricing Supplement, if payment on a
Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such Note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available market exchange rate or as otherwise determined in good faith by the Company if the foregoing is impracticable. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to the approval of the

Company). In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on Holders of the Notes and the Exchange Rate Agent shall have no liability therefor.

FOREIGN CURRENCY JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of Illinois. Courts in the United States customarily have not awarded judgments for money damages denominated in any currency other than U.S. dollars. If a Note is denominated in a Specified Currency other than U.S. dollars, it is believed that any judgment under Illinois law will be rendered in U.S. dollars, the amount of which would be determined by converting the foreign currency for the underlying obligation into U.S. dollars at a rate of exchange prevailing on the date the cause of action arose or the date of the entry of the judgment or decree.

                          DESCRIPTION OF NOTE WARRANTS

GENERAL

     HFC may issue, together with Notes or separately, Note Warrants. If the Note Warrants are issued together with any Notes, they may be attached to or separate from such Notes. The Note Warrants are to be issued under one or more separate Warrant Agreements (each a "Note Warrant Agreement") between the Company and a banking institution organized under the laws of the United States or one of the States thereof (each a "Warrant Agent").

     The following statements with respect to the Note Warrants are summaries of the Note Warrant Agreement, a form of which is filed as an exhibit to the Registration Statement. Such summaries of certain provisions of the Note Warrant Agreement and the Note Warrants do not purport to be complete and such summaries are subject to the detailed provisions of the Note Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Note Warrants. Wherever particular provisions of the Note Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

     The Note Warrants will be evidenced by Note Warrant Certificates (the "Note Warrant Certificates") and, except as otherwise specified in the Note Warrant Supplement accompanying this Prospectus, may be traded separately from any Notes with which they may be issued. Note Warrant Certificates may be exchanged for new Note Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Note Warrant does not have any of the rights of a Holder of a Note in respect of, and is not entitled to any payments on, any Notes issuable (but not yet issued) upon exercise of the Note Warrants. The Note Warrants may be issued in one or more series, and reference is made to the Note Warrant Supplement accompanying this Prospectus relating to the particular series of Note Warrants offered thereby for the terms of, and other information with respect to such Note Warrants, including:

           (1) the title and the aggregate number of Note Warrants;

           (2) the designation, aggregate principal amount, currency or currencies and terms of the Notes that may be purchased upon exercise of the Note Warrants;

           (3) the price or prices at which such Note Warrants are exercisable;

           (4) the currency or currencies in which such Note Warrants are exercisable;

           (5) the places at which such Note Warrants are exercisable and the date on which the right to exercise the Note Warrants shall commence and the date on which such right shall expire (the "Note Warrant Expiration Date") or, if the Note Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Note Warrant Exercise Date", which term shall also mean, with respect to Note Warrants continuously exercisable for a period of time, every date during such period);

           (6) the terms of any mandatory or optional call provisions;

           (7) the price or prices, if any, at which the Note Warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

           (8) the identity of the Warrant Agent;

           (9) the exchanges, if any, on which such Note Warrants may be listed;

          (10) whether such Note Warrants shall be issued in book-entry form;

          (11) if applicable, the designation and terms of the Notes with which the Note Warrants are issued and the number of Note Warrants issued with each of such Notes;

          (12) if applicable, the date on and after which the Note Warrants and the related Notes will be separately transferable;

          (13) whether the Note Warrant Certificates will be in registered form or bearer form or both;

          (14) any applicable United States Federal income tax considerations;

          (15) when the Note Warrant Agreement, the Note Warrant Certificates and the Note Warrants may be amended;

          (16) the price at which the Note Warrants will be issued; and

          (17) any other terms of the Note Warrants.

EXERCISE OF NOTE WARRANTS

     Note Warrants in registered form may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Note Warrant, and by communicating to the Warrant Agent the identity of the holder of the Note Warrant and the number of Note Warrants to be exercised. Upon receipt of payment and the Note Warrant Certificate properly completed and duly executed at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable Notes, the form of which shall be set forth in the Note Warrant Supplement. If less than all of the Note Warrants evidenced by a Note Warrant Certificate are exercised, a new Note Warrant Certificate will be issued for the remaining amounts of Note Warrants. A more complete summary for the exercise of Note Warrants in registered form and for exercises of Note Warrants in bearer form is contained in the Note Warrant Supplement accompanying this Prospectus.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Sidley & Austin, special tax counsel to HFC, the following summary correctly describes the principal United States federal income tax consequences as of the date hereof of the acquisition, ownership and disposition of the Notes to beneficial owners ("Holders") purchasing Notes at their original issuance. The United States federal income tax consequences of the acquisition, ownership and disposition of Note Warrants will be addressed in the applicable Note Warrant Supplement. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), legislative history, administrative pronouncements, judicial decisions and final, proposed and temporary Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. Any such changes may apply retroactively.

     This summary discusses only the principal United States federal income tax consequences to those Holders holding Notes as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances or to Holders subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, real estate investment trusts, regulated investment companies, persons who hold Notes as part of a straddle, hedging or conversion transaction, insurance companies, dealers in securities or foreign currencies, and United States Holders (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the United States dollar). Further, this summary does not discuss Notes which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code.

     Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a beneficial owner of a Note who or which is for United States federal income tax purposes either (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term also includes certain former citizens of the United States whose income and gain on the Notes will be subject to United States taxation.

Taxation of Interest

     Stated interest on a Note will generally be includible in a United States Holder's income as ordinary interest income when actually or constructively received (if such Holder uses the cash method of accounting for federal income tax purposes) or when accrued (if such Holder uses an accrual method of accounting for federal income tax purposes). Special rules apply in the case of
(i) a Fixed Rate Note that does not provide for "qualified stated interest" (as defined below); (ii) a Floating Rate Note that either does not provide for "qualified stated interest" or does not qualify as a "variable rate debt instrument" (as defined below); (iii) a Fixed Rate Note or a Floating Rate Note issued with "original issue discount" (as defined below); (iv) a Note with a maturity of one year or less from its issue date (a "Short-Term Note"); (v) an Extendible Note; (vi) a Foreign Currency Note (as defined below); and (vii) an Indexed Note. These special rules are described below.

     Definition of Qualified Stated Interest

     Interest on a Note is "qualified stated interest" if the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than debt instruments of the Company) at least annually at a single fixed rate (in the case of a Fixed Rate Note) or at a single "qualified floating rate" or "objective rate" (in the case of a Floating Rate Note that qualifies as a variable rate debt instrument). If a Floating Rate Note that qualifies as a variable rate debt instrument provides for interest other than at a single qualified floating rate or single objective rate, special rules apply to determine the portion of such interest that constitutes qualified stated interest. See "Original Issue Discount -- Floating Rate Notes that are VRDIs" below.

     Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate

     A Floating Rate Note will qualify as a variable rate debt instrument ("VRDI") if all four of the following conditions are met. First, the "issue price" (as defined under "Original Issue Discount") of the Note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of an Amortizing Note or other Note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (ii) 15% of the total noncontingent principal payments. A Note that does not provide for contingent principal will satisfy this requirement as long as it is not issued at a significant premium.

     Second, except as provided in the preceding paragraph, the Floating Rate Note must not provide for any principal payments that are contingent.

     Third, the Note must provide for stated interest (compounded or paid at least annually) at (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate" (as defined below).

     Fourth, the Note must provide that a qualified floating rate or objective rate in effect at any time during the term of the Note is set at the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. For example, a Note could not provide for an interest rate based on the LIBOR rate in effect two years prior to each Interest Payment Date.

     Subject to certain exceptions, a variable rate of interest on a Note is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated. This definition includes a variable rate equal to (i) the product of an otherwise qualified floating rate and a Spread Multiplier that is greater than .65 but not more than
1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a Spread. If the variable rate equals the product of an otherwise qualified floating rate and a single Spread Multiplier greater than
1.35 or less than or equal to .65, however, such rate will generally be an objective rate. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction.

     Subject to certain exceptions, an "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of HFC (or a related party) nor unique to the circumstances of HFC (or a related party). A rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the term. The Internal Revenue Service may designate rates other than those specified above that will be treated as objective rates. As of the date hereof, no such other rates have been designated. An objective rate is a "qualified inverse floating rate" if (a) the rate is equal to a fixed rate minus a qualified floating rate and (b) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

     If interest on a Note is stated at a fixed rate for an initial period of less than one year, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

Original Issue Discount

     Original issue discount is the excess, if any, of a Note's "stated redemption price at maturity" over the Note's "issue price." A Note's "stated redemption price at maturity" is the sum of all payments provided by the Note (whether designated as interest or as principal) other than payments of qualified stated interest. The "issue price" of a Note is the first price at which a substantial amount of the Notes in the issuance that includes the Note is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). If a Note is issued as part of an investment unit (e.g., together with a Note Warrant), the issue price of the investment unit is determined in the same manner and allocated between the Note and right (or rights) that comprise the unit based on their relative fair market value.

     United States Holders of Notes with original issue discount (other than Short-Term Notes) generally will be required to include such original issue discount in income as it accrues in accordance with the constant yield method described below, before the receipt of the related cash payments. A United States Holder's tax basis in a Note is increased by each accrual of original issue discount and decreased by each payment other than a payment of qualified stated interest.

     The amount of original issue discount with respect to a Note will be treated as zero if the original issue discount is less than an amount equal to
 .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of an Amortizing Note or other Note that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the Note). If the amount of original issue discount is less than that amount, the original issue discount that is not included in payments of stated interest is included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of original issue discount and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the Note.

     Fixed Rate Notes

     In the case of a Fixed Rate Note issued with original issue discount the amount of original issue discount includible in the income of a United States Holder for any taxable year is determined under the constant yield method, as follows. First, the "yield to maturity" of the Note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the Note (including payments of qualified stated interest) produces an amount equal to the issue price of the Note. The yield to maturity is constant over the term of the Note and, when expressed as a percentage, must be calculated to at least two decimal places.

     Second, the term of the Note is divided into "accrual periods." Accrual periods may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

     Third, the total amount of original issue discount on the Note is allocated among accrual periods. In general, the original issue discount allocable to an accrual period equals the product of the "adjusted issue price" of the Note at the beginning of the accrual period and the yield to maturity of the Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Note is its issue price, increased by the amount of original issue discount previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a Note, the amount of original issue discount previously includible in the gross income of any holder is determined without regard to "premium" and "acquisition premium", as those terms are defined below under "Market Discount and Premium."

     Fourth, the "daily portions" of original issue discount are determined by allocating to each day in an accrual period its ratable portion of the original issue discount allocable to the accrual period.

     A United States Holder includes in income in any taxable year the daily portions of original issue discount for each day during the taxable year that such Holder held Notes. Under the constant yield method described above, United States Holders generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Floating Rate Notes that are VRDIs

     The taxation of original issue discount (including interest that does not constitute qualified stated interest) on a Floating Rate Note will depend on whether the Note is a "VRDI," as defined above.

     In the case of a VRDI that provides for qualified stated interest (as defined above) the amount of qualified stated interest and original issue discount, if any, includible in income during a taxable year is determined under the rules applicable to fixed rate debt instruments (described above) by assuming that the variable rate of interest is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, and (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the Note. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

     If a Note that is a VRDI does not provide for qualified stated interest, the amount of interest and original issue discount accruals are determined by constructing an equivalent fixed rate debt instrument, as follows:

     First, determine the fixed rate substitute for each variable rate provided by the Note. The fixed rate substitute for each qualified floating rate provided by the Note is the value of that qualified floating rate on the issue date. If the Note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Note.

     Second, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the Note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the first step, in lieu of the qualified floating rates or objective rate provided by the Note.

     Third, determine the amount of qualified stated interest and original issue discount for the equivalent fixed rate debt instrument under the rules described above for Fixed Rate Notes. These amounts are taken into account as if the United States Holder held the equivalent fixed rate debt instrument. See "Taxation of Interest" and "Original Issue Discount--Fixed Rate Notes," above.

     Fourth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or original issue discount allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. In general, this increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument constructed under the second step provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period, and otherwise the increase or decrease is an adjustment to original issue discount, if any, for the accrual period.

     Floating Rate Notes that are not VRDIs

     A Floating Rate Note that is not a VRDI (a "Contingent Note"), will be taxable under the rules applicable to contingent payment debt instruments (the "Contingent Debt Regulations"), as follows.

     First, the Company is required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions) but not taking into consideration the risk of the contingencies or the liquidity of the Contingent Note. Further, the comparable yield may not be less than the applicable Federal Rate announced monthly by the Internal Revenue Service (the "AFR"). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United States tax liability, the comparable yield for the Contingent Note is, without proper evidence to the contrary, presumed to be the AFR.

     Second, solely for tax purposes, the Company constructs a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the "Schedule"). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

     Third, under the usual rules applicable to Notes issued with original issue discount and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

     Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, interest income is generally increased (or decreased) if the actual contingent payment is more (or less) than the projected payment. Differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

     The Contingent Debt Regulations require the Company to provide each holder of a Contingent Note with the Schedule. If the Company does not create the Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the fact that the United States Holder's schedule is being used and the reason therefor. Unless otherwise prescribed by the Internal Revenue Service, the United States Holder must make such disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

     In general, any gain realized by a United States Holder on the sale, exchange or retirement of a Contingent Note is interest income. Any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such Holder's prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules also apply with respect to market discount and premium on Contingent Notes that may differ from the rules described below under "--Market Discount and Premium."

     Other Rules

     Certain Notes having original issue discount may be redeemed prior to maturity. Such Notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of original issue discount. Purchasers of such Notes with a redemption feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such feature since the tax consequences with respect to interest and original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

Short-Term Notes

     In the case of a Note that matures one year or less from its date of issuance, a cash method United States Holder of such a Note generally is not required to accrue original issue discount for United States federal income tax purposes unless such Holder elects to do so. United States Holders who make such an election, United States Holders who report income for federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to include original issue discount in income on such Short-Term Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required, and does not elect, to include the original issue discount in income currently, stated interest will generally be taxable at the time it is received and any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement (generally reduced by prior payments of interest, if any). In addition, such Holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred to purchase or carry Short-Term Notes in an amount not exceeding the accrued original issue discount not previously included in income.

Extendible Notes

     If so indicated in the Pricing Supplement relating to a Note, the Company will have the option to extend the Stated Maturity of such Note. See "Description of Medium Term Notes -- Extendible Notes" above. The treatment of a United States Holder of Notes with respect to which such an option has been exercised who does not elect to have the Company repay such Notes on the applicable original Stated Maturity is unclear and will depend, in part, on the terms established for such Notes by the Company pursuant to the exercise of such option (the "Revised Terms"). Such Holder may be treated for United States federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with Revised Terms (the "New Notes"). If the United States Holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization.

     If the exercise of the option by the Company is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would recognize gain or loss equal to the difference between the fair market value of the Old Notes and such Holder's tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss would be recognized by a United States Holder as a result thereof and gain, if any, would be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered. In this regard, the meaning of the term "principal amount" is not clear. Such term could be interpreted to mean "issue price" with respect to securities that are received and "adjusted issue price" with respect to securities that are surrendered. Legislation to that effect has been introduced in the past. It is not possible to determine whether such legislation will be reintroduced, and if so, enacted and, if enacted, whether it would apply to recapitalizations occurring prior to the date of enactment.

     The presence of such an option may also affect the calculation of original issue discount among other things. For purposes of determining the yield and maturity of a Note, an issuer of a debt instrument having an unconditional option to require payments to be made on the debt instrument under an alternative payment schedule or schedules will be deemed to exercise or not exercise an option in a manner that minimizes the yield on the debt instrument. If the exercise of such option actually occurs or does not occur, contrary to what is deemed to occur pursuant to the foregoing rules, then, solely for purposes of the accrual of original issue discount the yield and maturity of the debt instrument are redetermined by treating the debt instrument as reissued on the date of the occurrence or non-occurrence of the exercise for an amount equal to its adjusted issue price on that date.

     The foregoing discussion of Extendible Notes is provided for general information only. Additional tax considerations may arise from the ownership of such Notes in light of the particular features or combination of features of such Notes and, accordingly, persons considering the purchase of such Notes are advised and expected to consult with their own legal and tax advisers regarding the tax consequences of the ownership of such Notes.

Indexed Notes

     The United States federal income tax treatment of Indexed Notes will depend on whether or not the Note qualifies as a VRDI (as defined above under "Taxation of Interest--Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate"). The treatment of an Indexed Note that qualifies as a VRDI is described above under "Taxation of Interest" and "Original Issue Discount." Under the 1994 Proposed Regulations, an Indexed Note that does not qualify as a VRDI will be treated as a Contingent Note (as defined above), taxable in the manner described above under "Original Issue Discount--Floating Rate Notes that are not VRDIs."

Amortizing Notes

     Payments received pursuant to an Amortizing Note may consist of both a principal and an interest component. The interest component will generally be taxed as described in "Taxation of Interest" above. The principal component will generally constitute a tax-free return of capital that will reduce a United States Holder's adjusted tax basis in the Note.

Market Discount and Premium

     If a United States Holder that acquires a Note having a maturity date of more than one year from the date of its issuance has a tax basis in the Note that is less than its "stated redemption price at maturity" (or, in the case of a Note with original issue discount, less than its "adjusted issue price"), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a United States Holder will be required to treat any principal payment (or, in the case of a Note having original issue discount, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such Note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the United States Holder as if such Holder had sold the Note at its then fair market value. Market discount generally accrues on a straight-line basis over the remaining term of a Note except that, at the election of the United States Holder, market discount may accrue on a constant yield basis. A United States Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note. A United States Holder may elect to include market discount in income currently, as it accrues (either on a straight-line basis or, if the United States Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. An election to include market discount in income currently will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

     A United States Holder that purchases a Note having original issue discount for an amount that is greater than its adjusted issue price but less than or equal to the sum of all remaining amounts payable on the Note other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." In such a case, the amount of original issue discount otherwise includible in the United States Holder's income during an accrual period is reduced by a fraction. The numerator of this fraction is the excess of the adjusted basis of the Note immediately after its acquisition by the purchaser over the adjusted issue price of the Note. The denominator of this fraction is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price. As an alternative to reducing the amount of original issue discount otherwise includible in income by this fraction, the United States Holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

     If a United States Holder purchases a Note for an amount that is in excess of the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and generally will not be required to include any original issue discount in income. A United States Holder may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not callable prior to its maturity date). If such Note may be called prior to maturity after the United States Holder has acquired it, the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller premium, attributable to the period through the earlier call date with reference to the amount payable on the earlier call date. A United States Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

     On June 27, 1996, the Internal Revenue Service published in the Federal Register proposed regulations on the amortization of amortizable bond premium. The proposed regulations describe the constant yield method under which such premium is amortized and provide that the resulting offset to interest income can be taken into account only as a United States Holder takes the corresponding interest income into account under such Holder's regular accounting method. In the case of instruments that may be redeemed prior to maturity, the proposed regulations provide that the premium is calculated by assuming that the issuer or holder will exercise or not exercise its redemption rights in the manner that maximizes the United States Holder's yield. The regulations are proposed to be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year. It cannot be predicted at this time whether these regulations will become effective or what, if any, modifications may be made to them prior to their becoming effective.

     A United States Holder may elect to include in gross income its entire return on a Note (i.e., in general, the excess of all payments to be received on the Note over the amount paid for the Note by such Holder) in accordance with a constant yield method based on the compounding of interest. Such an election for a Note with amortizable bond premium will result in a deemed election to amortize bond premium for all of the United States Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation. Similarly, such an election for a Note with market discount will result in a deemed election to accrue market discount in income currently for such Note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the Internal Revenue Service.

Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid qualified stated interest) and such Holder's adjusted tax basis in the Note. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder will be treated as a payment of interest. See "Taxation of Interest" above. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any market discount, any discount with respect to a Short-Term Note or original issue discount in each case to the extent previously included in income by such Holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by such Holder and, in the case of a Note having original issue discount, by the amounts of any other payments included in the stated redemption price at maturity, as described above.

     Generally, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except as provided under "Original Issue Discount--Floating Rate Notes that are not VRDIs", "Short-Term Notes" and "Market Discount and Premium" above and "Foreign Currency Notes" below), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Foreign Currency Notes

     The following summary relates to Notes that are denominated in, or provide for payments determined by reference to, a currency or currency unit other than the United States dollar ("Foreign Currency Notes").

     A United States Holder of a Foreign Currency Note who receives a payment of interest in a foreign currency that is not required to be included in income by such Holder prior to its receipt (e.g., stated interest, or in the case of a Note having original issue discount qualified stated interest, received by a United States Holder using the cash method of accounting) will be required to include in income the United States dollar value of such foreign currency payment determined on the date such payment is received, regardless of whether the payment is in fact converted to United States dollars at that time, and such United States dollar value will be the United States Holder's tax basis in the foreign currency.

     In the case of interest income on a Foreign Currency Note that is required to be included in income by a United States Holder prior to the receipt of payment (e.g., stated interest on a Foreign Currency Note held by a United States Holder using the accrual method of accounting, accrued original issue discount, or accrued market discount includible in income as it accrues), a United States Holder will be required to include in income the United States dollar value of the interest income (including original issue discount or market discount but reduced by acquisition premium and amortizable bond premium, to the extent applicable) that accrued during the relevant accrual period. Original issue discount, market discount, acquisition premium, and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency. Unless the United States Holder makes the election discussed below, the United States dollar value of such accrued income will be determined by translating such income at the average rate of exchange for each business day during the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for each business day during the partial period within the taxable year. Such United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received, reflecting fluctuations in currency exchange rates between the time the income accrued and the date of payment. The amount of ordinary income or loss recognized will equal the difference between the United States dollar value of the foreign currency payment received (determined on the date such payment is received) and the United States dollar value of interest income that has accrued during such accrual period (as determined above). A United States Holder may elect to translate interest income (including original issue discount and market discount) into United States dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. Such United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received, equal to the difference (if any) between the United States dollar value of the foreign currency payment received (determined on the date such payment is received) and the United States dollar value of interest income translated at the relevant spot rate described in the preceding sentence. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service.

     Where the taxpayer elects to include market discount in income currently, the amount of market discount will be determined for any accrual period in the relevant foreign currency and then translated into United States dollars on the basis of the average rate in effect during such accrual period. Exchange gain or loss realized with respect to such accrued market discount is determined in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than market discount currently includible in income) taken into account upon receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a Foreign Currency Note will be the United States dollar value of such accrued market discount determined on the date of receipt of such partial principal payment or on the date of such sale, exchange, retirement or other disposition.

     Any gain or loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium (under the rules described above) will be ordinary income or loss to the extent attributable to fluctuations in currency exchange rates determined as described in the second succeeding paragraph. If such an election is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Exchange gain or loss will be realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal as described in the second succeeding paragraph. Similar rules apply in the case of acquisition premium.

     A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the United States dollar value of the foreign currency amount paid for such Foreign Currency Note, or the United States dollar value of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. In the case of an adjustment resulting from an accrual of original issue discount or market discount, such adjustment will be made at the rate at which such original issue discount or market discount is translated into United States dollars under the rules described above. A United States Holder that converts United States dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. A United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the United States dollar value of the Foreign Currency Note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of, or the receipt of principal on, a Foreign Currency Note, to the extent attributable to fluctuations in currency exchange rates, will be ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the United States dollar value of the foreign currency purchase price for such Note, determined on the date such Note is disposed of, and (ii) the United States dollar value of the foreign currency purchase price for such Note, determined on the date such United States Holder acquired such Note. Any portion of the proceeds of such sale, exchange or retirement attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. Such foreign currency gain or loss will be recognized only to the extent of the overall gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. In general, the source of such foreign currency gain or loss will be determined by reference to the residence of the United States Holder or the "qualified business unit" of such Holder on whose books the Note is properly reflected. Any gain or loss realized by a United States Holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount not previously included in such Holder's income or, in the case of a Short-Term Note, to the extent of any original issue discount not previously included in such Holder's income).

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the United States dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations provide a special rule for purchases and sales of publicly traded debt instruments by a cash method taxpayer under which units of foreign currency paid or received are translated into United States dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchases and sale of publicly traded debt instruments provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. United States Holders should consult their tax advisors concerning the applicability of the special rules summarized in this paragraph to Foreign Currency Notes.

     The tax consequences of an issuance of a Foreign Currency Note that is denominated either in a so-called hyperinflationary currency or in more than one currency (e.g., a Foreign Currency Note providing for payments determined by reference to the exchange rate of one or more specified currencies (or a composite currency such as the ECU) relative to an indexed currency), or that is treated as a Contingent Note under the rules described above are unclear. Foreign Currency Notes containing such features may be subject to rules that differ from the general rules discussed above. United States Holders intending to purchase Foreign Currency Notes with such features should carefully examine the applicable Pricing Supplement and should consult with their own tax advisors with respect to the purchase, ownership and disposition of such Foreign Currency Notes.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to a beneficial owner of a Note that is not a United States Holder, as defined above (hereinafter, a "United States Alien Holder"), will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership,
     (iii) such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met, and (v) such interest is not interest described in Section 871(h)(4) of the Code (which in general is limited to certain types of contingent interest, as summarized below);

          (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States; and

          (c) a Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that (i) the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote (ii) the Note does not provide for interest described in Section 871(h)(4) of the Code (as summarized below), and,
     (iii) at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such owner is a United States Alien Holder and must provide such owner's name and address, and United States taxpayer identification number, if any, or
(ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph (a "Certificate of Foreign Status") is effective only with respect to payments of interest (including original issue discount) made to the certifying United States Alien Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under temporary United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner, files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     Interest described in Section 871(h)(4) of the Code will be subject to United States withholding tax at a 30% rate (or such lower rate provided by an applicable treaty). In general, interest described in Section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the Company or a related person, any income or profits of the Company or a related person, any change in the value of any property of the Company or a related person or any dividend, partnership distributions or similar payments made by the Company or a related person. Interest described in Section 871(h)(4) of the Code may include other types of contingent interest identified by the Internal Revenue Service in future Treasury Regulations.

     If a United States Alien Holder is engaged in a trade or business in the United States, and if interest (including original issue discount or market discount) on the Note, or gain realized on the sale, exchange or other disposition of a Note, is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from United States withholding tax, will generally be subject to regular United States income tax on such interest (including any original issue discount or market discount) or gain in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the Certificate of Foreign Status, such a holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount or market discount) on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the earnings and profits of such United States Alien Holder if such interest is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

     On April 22, 1996, the Internal Revenue Service published in the Federal Register proposed regulations (the "1996 Proposed Regulations") which, if adopted in final form, could affect the United States taxation of United States Alien Holders. The 1996 Proposed Regulations are generally proposed to be effective for payments after December 31, 1997, regardless of the issue date of the Note with respect to which such payments are made, subject to certain transition rules. It cannot be predicted at this time whether the 1996 Proposed Regulations will become effective as proposed or what, if any, modifications may be made to them. The discussion under this heading and under "Backup Withholding and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1996 Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the 1996 Proposed Regulations may have if adopted.

     The 1996 Proposed Regulations provide optional documentation procedures designed to simplify compliance by withholding agents. The 1996 Proposed Regulations would not affect the documentation rules described above, but would add "intermediary certification" options for certain qualifying withholding agents. Under one such option, a withholding agent would be allowed to rely on Internal Revenue Service Form W-8 furnished by a financial institution or other intermediary on behalf of one or more beneficial owners (or other intermediaries) without having to obtain a copy of the Certificate of Foreign Status of the beneficial owner, provided that the financial institution or intermediary has entered into a withholding agreement with the Internal Revenue Service and thus is a "qualified intermediary." Under another option, an authorized foreign agent of a United States withholding agent would be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

     For purposes of the certification requirements, the 1996 Proposed Regulations would treat each partner of a foreign partnership, rather than the partnership, as the beneficial owner of payments on the Notes (subject to certain exceptions) and generally would determine the status of an entity as a "partnership" for this purpose (but not for purposes of determining the application of treaties) under United States tax principles. Thus, generally each partner, rather than the partnership, would be required to provide the Certificate of Foreign Status to qualify for the withholding exemption described in paragraph (a) above. The 1996 Proposed Regulations provide certain presumptions with respect to withholding for holders not providing the required certifications to qualify for such withholding exemption. In addition, the 1996 Proposed Regulations would replace a number of current tax certification forms (including Internal Revenue Service Form W-8 and Internal Revenue Service Form
4224) with a single, restated form and standardize the period of time for which withholding agents could rely on such certifications.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain holders of the Notes.

     In the case of a non-corporate United States Holder, backup withholding will apply only if such Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social

Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as tax-exempt organizations. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     In the case of a United States Alien Holder, under current Treasury Regulations, backup withholding will not apply to payments of principal, premium or interest made by the Company or any paying agent thereof on a Note if such Holder has provided the required certification under penalties of perjury that it is not a United States Holder (as defined above) or has otherwise established an exemption, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States Holder. The Company will, when required, report to United States Alien Holders of the Notes and the Internal Revenue Service the amount of any interest paid or original issue discount accruing on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     Under current Treasury Regulations, if payments of principal, premium or interest (including original issue discount) are made to or through the foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to such payments made to such beneficial owner and generally will not be subject to information reporting requirements. However, if such custodian, nominee or other agent is a United States person for United States tax purposes, a controlled foreign corporation for United States tax purposes, or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, such custodian, nominee or other agent may be subject to certain information reporting requirements with respect to such payments unless it has in its records documentary evidence that the beneficial owner is not a United States Holder and certain conditions are met or the beneficial owner otherwise establishes an exemption.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person for United States tax purposes, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

     The 1996 Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. In particular, the 1996 Proposed Regulations would provide certain presumptions under which United States Alien Holders may be subject to backup withholding in the absence of required certifications.

     United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                   OFFERING OF MEDIUM TERM NOTES AND WARRANTS

     The Notes and Note Warrants, if any, are being offered on a continuing basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit purchases of the Notes and Note Warrants, and may also be sold to an Agent as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. The Notes and Note Warrants, if any, are also being offered on a continuing basis by the Company directly on its own behalf or through an affiliated entity. HFC may designate additional parties to be "Agents" for purposes of offering or soliciting sales of the Notes and Note Warrants on the same terms and conditions as the Agents have agreed to. The names of any other agents so appointed will be set forth in the applicable Pricing Supplement. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and will have the sole right to accept offers to purchase Notes and Note Warrants. The Company or the Agents may reject any proposed purchase of Notes and Note Warrants in whole or in part. The Company will pay each Agent a commission, in the form of a discount not to exceed .750%, depending upon maturity, of the principal amount of Notes sold through such Agent, and may also sell Notes to an Agent, as principal, at a discount to be agreed upon at the time of sale. The commission with respect to a Note with a stated maturity in excess of 30 years from the date of issue will be agreed to by the Company and the Agent through which such Note is sold at the time of such sale.

     The Agents may offer the Notes and Note Warrants, if any, they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price) and any dealer discount may be changed.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds on the date of settlement.

     Offers to purchase Notes directly from the Company may be made by contacting the Money and Capital Markets Group of HFC at 2700 Sanders Road, Prospect Heights, Illinois 60070 (Phone: 847-564-6330).

     The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Agents may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Notes.

     The Agents and certain affiliates thereof engage in transactions with and perform services for HFC in the ordinary course of business.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code.

     The Company may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are "marketable obligations" (as defined in Section 407(e) of ERISA) or are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts) or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY NOTES SHOULD CONSULT WITH ITS COUNSEL.

                                 LEGAL OPINIONS

     The legality of the Notes and Note Warrants will be passed upon for HFC by John W. Blenke, Vice President -- Corporate Law for Household International, Inc., the parent of HFC. Sidley & Austin, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of the Notes. Certain legal matters will be passed upon for the Agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                                    EXPERTS

     The financial statements and schedules of HFC and its subsidiaries incorporated by reference in this Prospectus, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

======================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                          ---------------------------

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Household Finance Corporation.........    3
Use of Proceeds.......................    3
Ratio of Earnings to Fixed Charges....    3
Important Currency Information........    4
Description of Medium Term Notes......    4
Currency Risks........................   19
Description of Note Warrants..........   21
Certain United States Federal Income
  Tax Consequences....................   22
Offering of Medium Term Notes and
  Warrants............................   36
ERISA Matters.........................   37
Legal Opinions........................   37
Experts...............................   37

======================================================
                          ======================================================

                                 $3,000,000,000

                                   HOUSEHOLD
                                    FINANCE
                                  CORPORATION

                               MEDIUM TERM NOTES

                          ---------------------------
                                   PROSPECTUS

                          ---------------------------

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                                 UBS SECURITIES

                                 MARCH   , 1998
                          ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated Expenses:
     Printing & Engraving Fees..............................    $    35,000
     Fees of Trustees.......................................         35,000
     Accountants' Fees and Expenses.........................         20,000
     Blue Sky Qualification Fees and Expenses...............          5,000
     SEC Filing Fee.........................................        885,000
     Rating Agency Fees.....................................      1,000,000
     Legal Fees and Expenses................................         10,000
     Miscellaneous..........................................         10,000
                                                                -----------
          Total.............................................    $ 2,000,000
                                                                ===========

---------------
* Actual

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Household Finance Corporation ("HFC") to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

     A bylaw of HFC states and makes mandatory the indemnification expressly authorized under the General Corporation Law of Delaware, in the absence of other indemnification by contract, vote of stockholders or otherwise, with these exceptions: the bylaw makes no distinction between litigation brought by third parties and litigation brought by or in the right of HFC as regards the required standard of conduct imposed upon the individual in order to be entitled to indemnification. The bylaw standard applicable in all cases (excepting indemnification under the General Corporation Law of Delaware and the bylaw without reference to any such standard) is that the individual shall have acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of HFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. Further, the bylaw would protect directors, officers, employees and agents against any and all expenses and liability with respect to actions brought against them by or in the right of HFC if the required standard of conduct is met. The bylaw is qualified in its entirety in that no indemnification will be made if prohibited by applicable law. The bylaw is applicable only to claims, actions, suits or proceedings made or commenced after its adoption, whether arising from prior or subsequent acts or omissions to act. The bylaw is applicable to directors, officers, employees or agents of HFC and also to persons who are serving at the request of HFC as directors, officers, employees or agents of other corporations.

     Article VII of the Restated Certificate of Incorporation of Household International, Inc. ("Household International") provides for indemnification to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of Household International and also to persons who are serving at the request of Household International as directors, officers or employees of other corporations. Household International has purchased liability policies which indemnify HFC's officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions as set forth in the policies.

     Pursuant to agreements which HFC may enter into with underwriters or agents (the form of which is included as an exhibit to this Registration Statement), officers and directors of HFC may be entitled to indemnification by such underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from information appearing in the Registration Statement or any Prospectus which has been furnished to HFC by such underwriters or agents.

ITEM 16. EXHIBITS.

                    1        Form of Distribution Agreement.
                    4(a)     Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of
                             June 1, 1992. (Incorporated by reference to Exhibit 4(b) of HFC's Registration
                             Statement on Form S-3 (No. 33-48854)).
                    4(b)     Indenture dated as of December 1, 1993 for Senior Debt Securities between HFC and The
                             Chase Manhattan Bank (National Association), as Trustee. (Incorporated by reference to
                             Exhibit 4(b) of HFC's Registration Statement on Form S-3 (No. 33-55561)).
                    4(c)     Forms of Warrant Agreement.
                    5        Opinion and Consent of Mr. J. W. Blenke, Vice President -- Corporate Law of Household
                             International, Inc.
                    8+       Opinion and Consent of Sidley & Austin, re: tax matters.
                   12        Statement on the Computation of Ratio Earnings to Fixed Charges. (Incorporated herein by reference from Exhibit 12 to HFC's Annual Report on Form 10-K (File No. I-75) for
                             the fiscal year ended December 31, 1996 and from Exhibit 12 to HFC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).
                   23(a)     Consent of Arthur Andersen LLP, Certified Public Accountants.
                   23(b)     Consent of Mr. J. W. Blenke, Vice President -- Corporate Law of Household
                             International, Inc., is contained in his opinion (Exhibit 5).
                   23(c)     Consent of Sidley & Austin is contained in their opinion (Exhibit 8).
                   24        Power of Attorney (included on page II-4).
                   25+       Statement of eligibility of The Chase Manhattan Bank (National Association).

---------------
+ To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 12(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (6) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROSPECT HEIGHTS, AND STATE OF ILLINOIS, ON THE 13TH DAY OF MARCH, 1998.

                                            HOUSEHOLD FINANCE CORPORATION

                                            By       /s/ J. W. BLENKE

                                              ----------------------------------
                                                         J. W. Blenke
                                                 Vice President and Assistant
                                                           Secretary

     Each person whose signature appears below constitutes and appoints J. W. Blenke, L. S. Mattenson and P. D. Schwartz and each or any of them (with full power to act alone), as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her in his/her name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission, any and all amendments (including post-effective amendments) to the Registration Statement, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 13TH DAY OF MARCH, 1998.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                  /s/ G. D. GILMER                     President and Chief Executive Officer,
-----------------------------------------------------    Director
                   (G. D. Gilmer)

                /s/ D. A. SCHOENHOLZ                   Vice President--Chief Financial Officer and
-----------------------------------------------------    Chief Accounting Officer, Director
                 (D. A. Schoenholz)

                 /s/ W. F. ALDINGER                    Director
-----------------------------------------------------
                  (W. F. Aldinger)

                   /s/ G. O. FICK                      Director
-----------------------------------------------------
                    (G. O. Fick)

     The Registrant reasonably believes that the security rating to be assigned to the Securities registered hereunder will make the Securities "investment grade securities" pursuant to Transaction Requirement B-2 of Form S-3.

                                 EXHIBIT INDEX

                                                                         SEQUENTIAL
EXHIBIT                                                                     PAGE
NUMBER                         DOCUMENT DESCRIPTION                        NUMBER
-------                        --------------------                      ----------
 1         Form of Distribution Agreement.
 4(a)      Standard Multiple-Series Indenture Provisions for Senior
           Debt Securities dated as of June 1, 1992. (Incorporated by reference to Exhibit 4(b) of HFC's Registration Statement on
           Form S-3 (No. 33-48854)).
 4(b)      Indenture dated as of December 1, 1993 for Senior Debt
           Securities between HFC and The Chase Manhattan Bank
           (National Association), as Trustee. (Incorporated by
           reference to Exhibit 4(b) of HFC's Registration Statement on
           Form S-3 (No. 33-55561)).
 4(c)      Forms of Warrant Agreement.
 5         Opinion and Consent of Mr. J. W. Blenke, Vice President --
           Corporate Law of Household International, Inc.
 8+        Opinion and Consent of Sidley & Austin, re: tax matters.
12         Statement on the Computation of Ratio Earnings to Fixed
           Charges. (Incorporated herein by reference from Exhibit 12 to HFC's Annual Report on Form 10-K (File No. I-75) for the
           fiscal year ended December 31, 1996 and from Exhibit 12 to
           HFC's Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1997).
23(a)      Consent of Arthur Andersen LLP, Certified Public
           Accountants.
23(b)      Consent of Mr. J. W. Blenke, Vice President -- Corporate Law
           of Household International, Inc., is contained in his
           opinion (Exhibit 5).
23(c)      Consent of Sidley & Austin is contained in their opinion
           (Exhibit 8).
24         Power of Attorney (included on page II-4).
25+        Statement of eligibility of The Chase Manhattan Bank
           (National Association).

---------------
+ To be filed by amendment.